Exhibit 99.1

Orthofix, International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com
News Release
CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com

Orthofix Announces Appointment of Alex Lukianov to Board of Directors

LEWISVILLE, Texas – December 13, 2016 -- Orthofix International N.V. (NASDAQ:OFIX), a diversified, global medical device company, today announced that Alexis V. Lukianov has been named to its Board of Directors. Mr. Lukianov’s appointment expands the Board to 10 directors, 9 of whom are independent directors.

With more than 30 years’ experience, and an extensive background in orthopedics, Mr. Lukianov has held senior executive positions with companies such as Medtronic SofamorDanek and Smith and Nephew Orthopaedics, where he was the director of a business unit that brought limb lengthening technology to the United States from Russia. He was the founder of and served as the Chairman of the Board and CEO of BackCare Group, Inc., a spine physician practice management company, and from 1999-2015, Mr. Lukianov served as the Chairman and CEO at NuVasive, Inc.

“We are pleased that Alex Lukianov will join our Board of Directors. As a senior experienced executive in the med-tech industry, Alex will be a valued strategic participant as we continue to focus on developing our growth opportunities” said Ron Matricaria, Chairman of the Board.

An entrepreneur, Mr. Lukianov has served on a variety of public, private and not-for-profit boards including the Volcano Corporation, the California Health Institute, BIOCOM, and the Medical Device Manufacturers Association (MDMA).

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, TX, the company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the company’s sales representatives, distributors and subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as Brown University, Sinai Hospital of Baltimore, Cleveland Clinic, Texas Scottish Rite Hospital for Children and the Musculoskeletal Transplant Foundation. For more information, please visit www.orthofix.com.